UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 17, 2018

Protective Insurance Corporation
(Exact Name of Registrant as Specified in Charter)

Indiana	0-5534	35-0160330
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Congressional Boulevard, Carmel IN		46032
(Address of Principal Executive Offices)		(Zip Code)

Registrant's Telephone Number, Including Area Code 317-636-9800

Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2018, Mr. W. Randall Birchfield notified Protective Insurance Corporation (the "Company") of his resignation from his role as the Company's Chief Executive Officer, President, and Chief Operating Officer and as a member of the Company's Board of Directors, effective immediately.   Mr. Birchfield, age 53, has served as the Company's Chief Executive Officer and as a member of the Company's Board of Directors since May 2016.  Mr. Birchfield has not resigned because of a disagreement with the Company on any matter relating to the Company's operations, policies or practices.

In connection with his resignation of employment, Mr. Birchfield and the Company entered into a Separation and General Release Agreement, dated as of October 17, 2018 (the "Agreement").  Pursuant to the terms of the Agreement, in exchange for Mr. Birchfield's general release of claims against the Company and his acknowledgment that the restrictive covenants set forth in that certain Employment Agreement entered into on August 16, 2018 by and between Mr. Birchfield and the Company will continue to remain in full force and effect, the Company agreed to waive any right it would otherwise have to recoup a pro-rata portion of the $200,000 cash retention bonus the Company paid to Mr. Birchfield in August 2018. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed with the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

On October 17, 2018, the Board of Directors of the Company appointed Mr. John D. "Jay" Nichols as the Company's Interim Chief Executive Officer and elected Mr. Nichols as Chairman of the Board.  Mr. Nichols, age 58, has served as a member of the Company's Board of Directors since May 2017 and most recently served as Chairman of the Audit Committee.  Mr. Nichols served as Chief Executive Officer of AXIS Re, a leading reinsurer to global property and casualty insurance companies, from 2012 until February 2017.  Prior to joining AXIS Re, Mr. Nichols served as President of RenaissanceRe Ventures Ltd. from 2001 until 2010, where he was responsible for business development and management of joint ventures and venture capital businesses.   Prior to joining RenaissanceRe, Mr. Nichols held various positions with Hartford Steam Boiler and Monarch Capital, and also worked for the accounting firm Matson, Driscoll & Damico.   Mr. Nichols is also a director of Delaware North Companies and National General Holdings Corp.

Mr. Nichols' compensation for his role as the Company's Interim Chief Executive Officer has not yet been determined.  In accordance with Instruction 2 of Item 5.02 of Form 8-K, the Company will amend this Current Report on Form 8-K within four business days after such compensation information is determined.

There are no arrangements or understandings between Mr. Nichols and any other persons pursuant to which he was appointed Interim Chief Executive Officer. There are no family relationships between Mr. Nichols and any director or executive officer of the Company, and Mr. Nichols does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company's Board of Directors is conducting a search process to identify a permanent Chief Executive Officer.

A copy of the press release announcing the resignation of Mr. Birchfield and the appointment of Mr. Nichols is attached hereto as Exhibit 99.1 and is incorporated into this Item 5.02 by reference.

Item 8.01.  Other Events.

On October 17, 2018, the Board of Directors of the Company formed a sub-committee, consisting of key stakeholders, to explore opportunities to continue to maximize long-term shareholder value, including evaluating potential strategic partnerships or transactions. There is no assurance that the Company will pursue or complete a strategic partnership or transaction.

Item 9.01 Financial Statements and Exhibits.

(d) The following item is filed as an exhibit to this Current Report on Form 8-K:

Exhibit 99.1 Press release issued by the Company on October 19, 2018.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company's search for a permanent Chief Executive Officer and exploration and evaluation of potential strategic partnership and transactions.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

PROTECTIVE INSURANCE CORPORATION

October 19, 2018                                                                       By:    /s/ John D. Nichols
          John D. Nichols,
          Interim Chief Executive Officer &
          Chairman of the Board of Directors